Exhibit 10.2

Execution Version

TRADEMARK AND RECIPE LICENSE AGREEMENT

This Trademark and Recipe License Agreement (“Agreement”) is made as of August 27, 2025 (the “Effective Date”) by and between VCP IP Holdings, LLC, a Delaware limited liability company (“Licensor”), and GTI Core, LLC, a Delaware limited liability company (“Licensee” and, together with Licensor, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor is the owner of certain trademarks, service marks, trade names, design marks and commercial symbols, and such other common law trademarks, service marks, trade names, design marks and commercial symbols set forth on Exhibit A (together with any additional, related marks of which Licensor gives Licensee written notice from time to time, the “Trademarks”) and the product recipes associated with and used in connection with the Trademarks, including as may be altered, changed, or replaced by Licensor from time to time, and any and all trade secret rights, formulations, know-how, and all other intellectual property rights in same (to the extent provided to Licensee from time to time, including the recipes for the products marketed under the Trademarks, including, without limitation, recipes relating to a list of products that has been provided by Licensor to Licensee (the “Recipes”)), related to the Licensed Services (defined below); and

WHEREAS, Licensor has represented to Licensee that Licensor has sufficient rights in and to the Trademarks and Recipes; and

WHEREAS, Licensee desires to use the Trademarks and the Recipes in connection with cannabis product infusion and production, retail dispensary services, online retail sales of products including cannabis, cannabis concentrates, cannabis infused products, and cannabis accessories, and the marketing and sale of all products contemplated herein, in each case, only with respect to products whose production, marketing, or sale (a) is legal under applicable state law and (b) do not fall into the category of hemp products that are legal under federal law, as such law stands (regardless of whether such law changes at a later date) (collectively, the “Licensed Services”); and

WHEREAS, Licensor has agreed to grant a license to Licensee to use the Trademarks and Recipes in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants herein exchanged, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree, and covenant as follows:

1. Grant of License.

1.1 Pursuant to the terms and conditions herein, Licensor hereby grants to Licensee a limited, non-transferable, exclusive, sublicensable license to use the Trademarks and the Recipes in connection with the Licensed Services in those states in which Licensee or any of its affiliates, or its or their third-party contractors or permitted sublicensees, whether now or hereafter existing (together with Licensee, the “Licensee Parties”), operate cannabis cultivation facilities, production facilities, infusion facilities, and/or dispensaries licensed by the applicable regulatory authorities and in compliance with such rules and regulations applicable thereto (collectively, the “Locations”) during the Term (as defined below). Licensor and Licensee expressly acknowledge and agree that the exclusivity of such license extends only to the Locations, and Licensor reserves the right to use the Trademarks and Recipes, or to license the same, in jurisdictions outside the Locations. It is understood that Licensee, without Licensor’s prior written consent, may not use the Trademarks or the Recipes for any purpose other than as contemplated herein related to the Locations. Any proposed sublicense of the license granted hereunder shall be subject to the prior written approval of Licensor in its sole discretion; provided that Licensee may freely sublicense its rights hereunder to its affiliates.

1.2 Licensee acknowledges that, as between the Parties, Licensor (or its affiliates) is the sole owner of the Trademarks, the Recipes, and, in each case, the goodwill associated therewith, and that Licensee hereby acquires no right, title, interest or claim of ownership in or to the Trademarks or the Recipes except the license granted herein. Licensee agrees not to contest Licensor’s ownership of the Trademarks or the Recipes nor to use the Trademarks or the Recipes in any manner other than as specifically provided herein without Licensor’s prior written consent. Licensee agrees not to register or attempt to register any trademark or service mark that would be confusingly similar to the Trademarks. All use of the Trademarks and the Recipes by Licensee shall inure to the benefit of Licensor. Upon termination of this Agreement, all rights granted to Licensee hereunder shall automatically terminate and revert to Licensor.

1.3 Licensor has the right to examine and approve the nature and quality of all uses of the Trademarks and the Recipes. Licensee shall only use the Trademarks and the Recipes in the form and manner and with appropriate legends as prescribed from time to time by Licensor and in accordance with any branding guidelines and instructions provided by Licensor to Licensee, as may be updated from time to time. Licensee will not, either directly or indirectly, do or permit to be done any action or thing which (i) impairs Licensor’s right in and to the Trademarks or Recipes or any intellectual property rights arising therefrom or relating thereto, (ii) materially reduces or dilutes the value of the Trademarks or Recipes or any intellectual property rights arising therefrom or relating thereto, or (iii) materially disparage or dilute, detract from or reflect adversely upon the reputation, image and prestige of Licensor, the Trademarks, Recipes, or any intellectual property rights arising therefrom or relating thereto.

1.4 Licensee may not assign the license granted pursuant to this Agreement without the prior written approval of Licensor. Notwithstanding the foregoing, the restrictions on assignment in this Section 1.4 shall not apply to assignments made (i) by operation of law, or (ii) to business entities controlled by or under common control with Licensee.

1.5 Licensee acknowledges and agrees that as between Licensee and Licensor, Licensor shall be the sole and exclusive owner of all right, title, and interest in and to the Trademarks, the Recipes, and, in each case the goodwill associated therewith and any improvements or derivatives of the Trademarks or Recipes.

2. Consideration.

2.1 Consideration for the transactions contemplated under this Agreement is as described on Exhibit B.

2.2 Licensor shall have thirty (30) days after receipt of the Calculation Statement for each applicable period (in each case, the “Review Period”) to review the Calculation Statement. During the Review Period, Licensor and its representatives shall have the right to inspect Licensee’s books and records during normal business hours at Licensee’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net Revenue and the resulting license fees. Prior to the expiration of the Review Period, Licensor may object to the calculation of Net Revenue or the resulting license fees set forth in the Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Objection Notice”) to Licensee. Any Objection Notice shall specify the items in the applicable calculation disputed by Licensor and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Licensor fails to deliver an Objection Notice to Licensee prior to the expiration of the Review Period, then the calculations set forth in the Calculation Statement shall be final and binding on the parties hereto, and Licensee shall pay the applicable license fees to Licensor within five (5) business days following the end of the Review Period or, if the Licensee has delivered an Objection Notice, within five (5) business days following final resolution of such dispute, whether by agreement between the parties or by an Independent Accountant. If Licensor timely delivers an Objection Notice, Licensee and Licensor shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Revenue and the license fee for the applicable period. If Licensee and Licensor are unable to reach agreement within sixty (60) days after such an Objection Notice has been given, all unresolved disputed items shall be referred to an impartial nationally recognized firm of independent certified public accountants, other than Licensee’s or Licensor’s accountants, appointed by mutual agreement of Licensee and Licensor (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the unresolved disputed items. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Licensee and Licensor shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Licensee and Licensor, and not by independent review. The resolution of the dispute and the calculation of Net Revenue and/or license fees that is the subject of the applicable Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Licensor and Licensee in proportion to the amounts by which their respective calculations of license fees due for an applicable period differ from the license fees for such period as finally determined by the Independent Accountant.

2.3 If either Party incurs out-of-pocket costs upon request of the other Party (“Reimbursable Costs”), then (i) the Parties shall mutually agree in writing, with email as an acceptable method, on the allocation of such Reimbursable Costs; and (ii) the incurring Party shall provide the other Party with an invoice for such Reimbursable Costs, without mark-up, payable within thirty (30) days of receipt.

3. Term; Termination.

3.1 Term. The term of this Agreement shall commence as of the Effective Date and shall continue in perpetuity unless and until terminated in accordance with this Agreement (the “Term”).

3.2 Termination.

3.2.1 Notwithstanding any other provision of this Agreement, this Agreement and the license granted hereunder shall automatically terminate, and all rights granted hereunder shall revert to Licensor, if at any time Licensee becomes insolvent, files a petition in bankruptcy or insolvency, is adjudicated bankrupt or insolvent, files any petition or answer seeking reorganization, readjustment or arrangement of Licensee’s business under any law relating to bankruptcy or insolvency, or if a receiver, trustee or liquidator is appointed, or if Licensee makes any assignment for the benefit of creditors, or in the event of government expropriation of any of the assets of Licensee which relate to any activities contemplated by this Agreement.

3.2.2 Upon termination or expiration of this Agreement, all rights granted to Licensee hereunder shall automatically terminate and revert to Licensor. Licensee shall discontinue any and all use of the Trademarks and the Recipes and, if requested by Licensor, destroy, or relabel all signage, menus, business cards, online listings, and any other advertising and promotional materials bearing the Trademarks within one hundred eighty (180) days of such termination; provided that, Licensee shall be permitted to sell all existing product using or containing the Trademarks during such one hundred eighty (180) day period.

3.2.3 Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time with immediate effect upon the mutual agreement of Licensee and Licensor; provided, however, from and after the fifth (5th) anniversary of the Effective Date, this Agreement may be terminated at any time with immediate effect by Licensee upon written notice to Licensor.

4. Quality Standards; Insurance. Licensee shall use its commercially reasonable efforts to maintain the same high-quality standards with respect to the Licensed Services under the Trademarks as Licensor maintains for similar services and products provided by Licensor and its affiliates. Licensor shall, from time to time, provide Licensee with written specifications of such quality standards. Licensee shall display and use the Trademarks in accordance with any guidelines and specifications provided by Licensor to Licensee from time to time. Licensee shall not make any changes to the name, logo or other elements of the Trademarks provided by Licensor, without Licensor’s prior written approval. If Licensor reasonably determines that Licensee is not maintaining such quality standards, Licensor shall provide written notice to Licensee of the specific quality defects with instructions regarding how to correct them, and Licensee shall cure such defects within a reasonable period of time, not to exceed sixty (60) days (unless Licensor consents to an extension of such cure period, which consent may be withheld in Licensor’s sole and absolute discretion). During the Term of this Agreement, Licensee must maintain in full force with a reputable insurance provider, commercial general liability insurance covering its activities under this Agreement, with a limit of at least $1,000,000.

5. Representations and Warranties; Indemnification.

5.1 By Licensor. Licensor hereby represents and warrants as follows:

5.1.1 That it (or its affiliates) is the exclusive owner of the Trademarks and the Recipes and has the valid and enforceable right to use and license to others, the Trademarks and the Recipes; and

5.1.2 That, to the best of its knowledge, no other party has asserted any claim of any rights, titles or interest in the Trademarks or the Recipes adverse to Licensor’s rights thereof; and

5.1.3 That it is free to enter into this Agreement and perform its obligations under this Agreement; more specifically, that it is not bound by any prior agreements, formal or informal, or understandings or obligations, expressed or implied, which would be violated or breached by its entering into this Agreement; and

5.1.4 That, to Licensor’s knowledge, the use of the Trademarks and the Recipes as currently and formerly used by Licensor in connection with its business has not infringed, misappropriated or otherwise violated any third party right, and there are no causes of action as of the Effective Date: (i) alleging any infringement, misappropriation or other violation by the Licensor’s use of the Trademarks or the Recipes of the intellectual property of any entity or individual; (ii) challenging the validity, enforceability, registrability, or ownership of the Trademarks, the Recipes, or Licensor’s right, title, or interest in or to the Trademarks or the Recipes; or (iii) by Licensor alleging any infringement, misappropriation, or other violation by any entity or individual of the Trademarks or the Recipes (except for those certain allegations of which Licensor has informed Licensee in writing as of the Effective Date); and

5.1.5. That, to Licensor’s knowledge, the use of the Trademarks and the Recipes as contemplated under this Agreement, will not infringe, misappropriate or otherwise violate any third party right.

5.2 By Licensee. Licensee hereby represents and warrants as follows:

5.2.1 That it is a duly organized and validly existing entity in good standing under the laws of the jurisdiction of its formation and has the requisite power to own its properties and conduct its business substantially as now being conducted and as contemplated to be conducted in accordance with this Agreement; and

5.2.2 That it has the full power, right and authority to enter into this Agreement and perform its obligations under this Agreement; and

5.2.3 That it is free to enter into this Agreement; more specifically, that it is not bound by any prior agreements, formal or informal, or understandings or obligations, expressed or implied, which would be violated or breached by its entering into this Agreement, or which would otherwise prevent, preclude or interfere with Licensee’s exercise of its rights granted, or the performance of its obligations imposed, by this Agreement; and

5.2.4 That it will use the Trademarks and the Recipes solely in connection with the Licensed Services unless it first obtains the consent of Licensor; and

5.2.5 That it will use the Trademarks and Recipes in compliance with all applicable laws and regulations and the guidelines and specifications provided by Licensor from time to time and not in any manner that, in the Licensor’s sole discretion, brings the Trademarks into disrepute.

5.3 Indemnification.

5.3.1. Licensor agrees to indemnify and hold harmless Licensee against any actions, claims, damages, liabilities or expenses of any kind, including attorneys’ fees, which may be asserted against Licensee arising as a result of (i) a breach of any representation or warranty made by Licensor herein, (ii) any breach of or noncompliance with any covenant of Licensor herein, or (iii) any claim or action that Licensee’s use of the Trademarks or the Recipes infringes upon or otherwise violate the intellectual property rights of a third party.

5.3.2 Licensee agrees to indemnify and hold harmless Licensor against any actions, claims, damages, liabilities or expenses of any kind, including attorneys’ fees, which may be asserted against Licensor arising as a result of (i) a breach of any warranty made by Licensee herein; (ii) any of the representations made herein by Licensee being intentional misstatements of fact, or (iii) any breach of or noncompliance with the terms of this Agreement or any covenant of Licensee herein.

6. Regulatory Approval. Notwithstanding anything to the contrary in this Agreement, this Agreement, and any agreement formed pursuant to the terms hereof, are subject to all applicable state cannabis laws. Without limiting the foregoing, each Party acknowledges that, if required by applicable law, notification of this Agreement may be filed by Licensee with the applicable state licensing and regulatory agency in the relevant Location (as applicable, the “Regulator”), which may require Regulator approval.

Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective this Agreement in compliance with law and any licensure requirements. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals from any local, state or other governmental agency or political subdivision (including the Regulator, lenders and any other necessary third parties) in order to consummate and make effective this Agreement.

The Parties agree that if any Governmental Authority raises concerns regarding any aspect of the transactions contemplated in this Agreement, the Parties will work together in good faith for a period of up to 30 days (or such longer period as the Parties may mutually agree) to address and resolve such concerns. “Governmental Authority” shall mean any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction. “Law” shall mean any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law.

7. Third Party Infringement. Each Party shall notify the other in writing if such Party becomes aware of any use by third parties of any marks which infringe upon the Trademarks (“Infringing Marks”). Licensee and Licensor shall each have the right (but not the obligation) to bring actions of any type, including but not limited to infringement or unfair competition proceedings, involving such use of Infringing Marks by third parties, and the Parties agree to cooperate fully (at Licensor’s expense, unless otherwise agreed in writing by the Parties) in stopping such use of Infringing Marks by third parties, including, without limitation, bringing suit, seeking injunctive relief, making appearances at depositions or in court proceedings upon reasonable advance notice, execution of documents requested pursuant to this Section, and any and all other action necessary to stop such use of Infringing Marks by third parties.

8. Miscellaneous Provisions.

8.1 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, facsimile, electronically executed, or .pdf signatures to this document shall have the same force and effect as “ink” signatures and no “ink” copy of any facsimile or .pdf signature is required to bind the Party signing by facsimile or .pdf to this document.

8.2 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be given to such Party at its address set forth below, with delivery being effective (i) upon actual receipt if delivered personally, (ii) on the second business day after deposit if sent by a recognized overnight delivery service or by registered or certified mail (postage prepaid, return receipt requested), or (iii) upon email confirmation of receipt if sent by electronic mail.

If to Licensor:	VCP IP Holdings, LLC c/o Agrify Corporation 2220 Hicks Road, Suite 210 Rolling Meadows, IL 60008 CC: Email:

If to Licensee:	GTI Core, LLC c/o Green Thumb Industries Inc. 325 W. Huron Street, Suite 700 Chicago, IL 60654 CC: Email:

8.3 Governing Law; Venue. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the state laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the state or federal courts having jurisdiction over Cook County, Illinois, and each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). The Parties hereto also hereby agree to waive the doctrine of illegality as a claim or defense in any such legal action or proceeding.

8.4 Construction; Headings. This Agreement shall, in all cases, be construed simply, according to its plain meaning, and not strictly for or against either Party. All Section and Paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. This Agreement shall not be construed against either Party because it was drafted by the attorney representing such Party.

8.5 Entire Agreement; Modification. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof. Any and all prior written or oral understandings, negotiations, representations, warranties, inducements, promises, covenants, agreements or undertakings concerning the subject matter of this Agreement not expressly set forth herein are and shall be of no force or effect. No amendments to this Agreement shall be binding unless such amendments are in writing and duly executed by the Parties hereto.

8.6 No Waiver. No waiver by any Party hereto of any provision of this Agreement shall operate or be construed as a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

8.7 Severability. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If and to the extent that the intent of the Parties with respect to any invalid or unenforceable provision hereof can be carried out by a valid and enforceable modified version of such provision, the Parties agree that such modified version thereof shall be substituted herein for the invalid and unenforceable provision.

8.8 Confidentiality. To the extent that the Parties disclose any confidential or proprietary information to each other that is not generally available or known to the public, that information shall be deemed to be confidential and proprietary information (collectively the “Confidential Information”). Confidential Information shall exclude information that (i) becomes generally available or known to the public by any means except disclosure by the Party who received such Confidential Information pursuant to this Agreement, (ii) becomes available to the receiving Party from a third party and such disclosure does not violate an obligation of confidentiality owed to the disclosing Party, and (iii) is independently developed by the receiving Party without reference to Confidential Information disclosed by the disclosing Party. Each Party agrees to maintain all Confidential Information received by such Party pursuant to this Agreement in strict confidence and to refrain from making any disclosure of any such Confidential Information to any other party for so long as the Confidential Information is not generally available or known to the public. The Parties also agree to take all reasonable measures necessary to keep the Confidential Information from being (i) inadvertently disclosed to anyone, or (ii) misappropriated by another party to the detriment of disclosing Party. Notwithstanding the foregoing, the receiving Party may disclose Confidential Information to the extent that, upon advise of counsel, it is legally obligated to do so, provided that (to the extent legally permissible) the receiving Party gives prior written notice of such obligation to the disclosing Party and reasonably cooperates with any effort by the disclosing Party to limit the scope of such disclosure (at the disclosing Party’s cost).

8.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, heirs, legal representatives and trustees.

8.10 Independent Parties. It is understood that the Parties hereto are independent contractors. This Agreement does not constitute the Parties as agents or legal representative of each other for any purpose whatsoever. The Parties do not grant any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of each other or to bind each other in any matter or thing whatsoever, and shall not hold themselves out as possessing any such right or authority.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LICENSOR:		LICENSEE:

VCP IP HOLDINGS, LLC		GTI CORE, LLC

By:	/s/ Anthony Georgiadis	By:	/s/ Anthony Georgiadis
Name:	Anthony Georgiadis	Name:	Anthony Georgiadis
Title:	Authorized Signatory	Title:	Authorized Signatory

EXHIBIT B

CONSIDERATION

Consideration for the transactions contemplated under this Agreement shall be in the form of monthly fees, calculated as a percentage of Net Revenue (as defined below) generated from Licensee’s use of the Trademarks and the Recipes in connection with the Licensed Services, payable in cash. Within 30 days following the end of each calendar month, Licensee will include a statement that sets forth in reasonable detail a calculation of any fees due to Licensor with respect to such calendar month (the “Calculation Statement”). “Net Revenue” shall mean (i) total sales made to Customers (defined below), reduced for discounts, returns, and allowances related to those sales, commencing November 1, 2025, and (ii) any revenue received from sublicensing rights granted under Section 1 of this Agreement, commencing November 1, 2025. “Customers” shall mean all customers of the Licensee, including (a) third party wholesale customers and (b) in the case of products which would constitute Licensed Services and are sold or transferred by Licensee’s production facilities to Licensee’s retail locations (“Retail Products”), third party retail customers. For the avoidance of doubt, the consideration for Retail Products shall be calculated based on the internal transfer price applicable to such transaction, provided that such internal transfer price reflects true arm’s length pricing and is substantially equivalent to the price at which Licensee sells the same or comparable products to unaffiliated third parties in similar quantities and under similar terms and conditions.

The applicable percentage of Net Revenue used to calculate the monthly fees with respect to products bearing the &SHINE, AGL, Dharma, Dharma Pharmaceuticals and Leafline Trademark shall be as set forth in the schedule below.

Period	Consideration (Percentage % of Net Revenue)
November 1, 2025 – December 31, 2026	6%
January 1, 2027 – December 31, 2027	6%
January 1, 2028 – December 31, 2028	8%
January 1, 2029 – December 31, 2029	10%
January 1, 2030 and on	12%

The applicable percentage of Net Revenue used to calculate the monthly fees with respect to all other products shall be as set forth in the schedule below.

Period	Consideration (Percentage % of Net Revenue)
November 1, 2025 – December 31, 2026	6%
January 1, 2027 – December 31, 2027	9%
January 1, 2028 – December 31, 2028	12%
January 1, 2029 – December 31, 2029	15%
January 1, 2030 and on	18%

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